BIGCOMMERCE HOLDINGS, INC.

NOTICE OF GRANT OF PERFORMANCE UNITS

(Total Stockholder Return)

BigCommerce Holdings, Inc. (the “Company”) has granted to the Participant an award (the “Award”) of Performance Units pursuant to the BigCommerce Holdings, Inc. 2020 Equity Incentive Plan (the “Plan”), each of which represents the right to receive on the applicable Settlement Date one (1) share of Stock, as follows. Capitalized terms used but not otherwise defined herein shall have their respective meanings set forth in the Plan:

Participant:	###PARTICIPANT_NAME###	Employee ID:	###EMPLOYEE_NUMBER###
Date of Grant:	###GRANT_DATE###
Total Number of Units (at Target):	###TOTAL_AWARDS### Performance Units (each a “Unit”), subject to adjustment as provided by the Performance Units Agreement.
Vesting Schedule:

Except as provided in the Performance Units Agreement and provided that the Participant’s Service has not terminated prior to the applicable date, the number of Units (disregarding any resulting fractional Unit) that shall vest on the Measurement Date and become Vested Units shall be determined as of the Measurement Date by multiplying the Total Number of Units (at Target) granted hereby by the “Vesting Percentage” set forth below, which shall be determined based on the Company’s Relative TSR during the Performance Period:

	Company’s Relative TSR	Vesting Percentage (% of Target)
Stretch	≥90th percentile	200%
Maximum	75th percentile	150%
Target	50th percentile	100%
Threshold	25th percentile	50%
	<25th percentile	0%

In the event that the Company’s Relative TSR falls between the Threshold and Target levels, or between the Target and Maximum levels, or between the Maximum and Stretch levels, then, in any case, then the Vesting Percentage shall be interpolated on a linear basis (for clarity, if the Company’s Relative TSR falls below the Threshold level, the Vesting Percentage shall equal 0%).

Notwithstanding anything herein to the contrary, if the Company’s TSR for the Performance Period is negative, the Vesting Percentage shall not be greater than 100%.

Change in Control:

Notwithstanding the foregoing, in the event that (x) a Change in Control is consummated during the Performance Period, and (y) the Participant’s Service has not terminated prior to the date such Change in Control is consummated, then (i) a number of Units shall vest immediately prior to such Change in Control and become Vested Units determined by multiplying (a) the Total Number of Units (at Target) by (b) a fraction, the numerator of which is the number of days the Participant was in continued Service with the Participating Company Group during the Performance Period prior to the date of the Change in Control, and the denominator of which equals 1,095, and (ii) any Units that do not become vested pursuant to clause (i) shall be canceled and forfeited without payment of any consideration therefor immediately prior to the consummation of the Change in Control, and the Participant shall have no further right to or interest in such forfeited Units.

Termination of Service:

If the Participant’s Service is terminated by the Company or its subsidiaries or affiliates, as applicable (collectively, the “Participating Company Group”) without Cause or due to the Participant’s resignation for Good Reason, in either case, prior to the Measurement Date and within three (3) months prior to the consummation of a Change in Control, then subject to the Participant timely executing and not revoking a release of claims in a form prescribed by the Company (a “Release”) that becomes effective and irrevocable no later than sixty (60) days following the date of such termination of Service (or such earlier date as set forth in the Release) (the date such Release becomes effective and irrevocable, the “Release Effective Date”), a number of Units shall vest on the date of the consummation of the Change in Control and become Vested Units determined by multiplying (i) the Total Number of Units (at Target) by (ii) a fraction, the numerator of which is the number of days the Participant was in continued Service with the Participating Company Group during the Performance Period and the denominator of which is 1,095 (the “Pro Rata Vested Units”). For the avoidance of doubt, upon the Participant’s termination of Service without Cause or due to the Participant’s resignation for Good Reason, in either case, prior to the Measurement Date, the Units shall remain outstanding and eligible to vest upon the occurrence of a Change in Control during the three (3) month period immediately following such termination of Service, in accordance with the preceding sentence. Any Units that do not become Pro Rata Vested Units in accordance with this paragraph shall be canceled and forfeited without payment of any consideration therefor as of the three (3)-month anniversary of the date on which such termination of Service occurs, and the Participant shall have no further right to or interest in such forfeited Units. For the avoidance of doubt, if the Release does not become effective and irrevocable on or prior to the sixtieth (60th) day following such termination, then the Units shall be canceled and forfeited without payment of any consideration therefor on the sixtieth (60th) day following such termination, and the Participant shall have no further right to or interest in such forfeited Units.

If the Participant’s Service is terminated for any reason not specified in the paragraph above (including due to (i) a termination by the Participating Company Group for Cause, (ii) the Participant’s resignation without Good Reason, or (iii) the Participant’s death or Disability), then any Units that are not Vested Units as of the date of the Participant’s termination of Service shall be immediately canceled and forfeited without payment of any consideration therefor, and the Participant shall have no further right to or interest in such Units, in each case, as of such date.

Settlement Date:

Except as provided by the Performance Units Agreement, shall mean the date on which a Vested Unit is settled, which shall be within thirty (30) days following the date on which the Unit becomes a Vested Unit (with the exact settlement date determined by the Committee), but in no event later than March 15th of the calendar year immediately following the calendar year in which such Unit becomes a Vested Unit.

Definitions:

For purposes hereof, the following terms shall have the respective meanings sets forth below:

“Beginning Price” shall mean, with respect to the Company and any Peer Group Company, the average closing price of the Company’s Stock or such Peer Group’s stock (as applicable) for the thirty (30) consecutive trading days ending on (and including) the first day of the Performance Period.

“Ending Price” shall mean, with respect to the Company and any Peer Group Company, the average closing price of the Company’s Stock or such Peer Group’s stock (as applicable) for the thirty (30) consecutive trading days ending on (and including) the last day of the Performance Period.

“Good Reason” shall mean “Good Reason” (or any term of similar effect) as defined in the Participant’s employment or other equity agreement with the Company or another member of the Participating Company Group.

“Measurement Date” shall mean the date (which shall be no later than ninety (90) days after the conclusion of the Performance Period) on which the Committee determines the Company’s Relative TSR and the number of Units that have become Vested Units hereunder.

“Peer Group Companies” shall mean those entities listed on the Russell 2000 Index on the first day of the Performance Period and the common stock (or similar equity security) of which is continually listed or traded on a national securities exchange from the first day of the Performance Period through the last trading day of the Performance Period. For the avoidance of doubt, any entities added to, or removed from, the Russell 2000 Index after the first day of the Performance Period shall be excluded from the definition of “Peer Group Companies.”

“Performance Period” shall mean the three-year period beginning on January 1. 2024 and ending on December 31, 2026.

“Relative TSR” shall mean the Company’s TSR relative to the Peer Group Companies’ TSR over respect to the Performance Period, expressed as a percentile.

“TSR” shall mean, with respect to the Company or any Peer Group Company, the quotient obtained by dividing (i) the sum of (A) the difference obtained by subtracting the applicable Beginning Price from the applicable Ending Price, plus (B) the aggregate value of all dividends in respect of the shares of Stock or the applicable Peer Group Company’s stock, as applicable, that have an ex-dividend date during the Performance Period (assuming the reinvestment of such dividends in additional shares of stock on the ex-dividend date) by (ii) the applicable Beginning Price; provided, however, that in the event a Peer Group Company files for bankruptcy or liquidates due to an insolvency, such company shall continue to be treated as a Peer Group Company, and such company’s Ending Price will be treated as $0 if the common stock (or similar equity security) of such company is no longer listed or traded on a national securities exchange on the last trading day of the Performance Period (and if multiple Peer Group Companies file for bankruptcy or liquidate due to an insolvency, such members shall be ranked in order of when such bankruptcy or liquidation occurs, with earlier bankruptcies and liquidations ranking lower than later bankruptcies and liquidations). In the event of a formation of a new parent company by a Peer Group Company, substantially all of the assets and liabilities of which consist immediately after the transaction or formation of the equity interests in the original Peer Group Company or the assets and liabilities of such Peer Group Company immediately prior to the transaction, such new parent company shall be substituted for the Peer Group Company to the extent (and for such period of time as) its common stock (or similar equity securities) are listed or traded on a national securities exchange but the common stock (or similar equity securities) of the original Peer Group Company are not. In the event of a merger or other business combination of two Peer Group Companies (including, without limitation, the acquisition of one Peer Group Company, or all or substantially all of its assets, by another Peer Group Company), the surviving, resulting or successor entity, as the case may be, shall continue to be treated as a Peer Group Company, provided that the common stock (or similar equity security) of such entity is listed or traded on a national securities exchange through the last trading day of the Performance Period. With respect to the preceding two sentences, the applicable stock prices shall be equitably and proportionately adjusted to the extent (if any) necessary to preserve the intended incentives of the Units and mitigate the impact of the transaction.

Superseding Agreement:

None. For the avoidance of doubt, the equity acceleration provisions of that certain Letter Agreement Re: Accelerated Vesting of Equity Awards and/or Offer Letter by and between the Company and the Participant shall not apply to the Award.

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Award is governed by this Grant Notice and by the provisions of the Performance Units Agreement and the Plan, both of which are made a part of this document, and by the Superseding Agreement, if any. The Participant acknowledges that copies of the Plan, the Performance Units Agreement and the prospectus for the Plan are available on the Company’s internal website or the internet site/platform of the third party involved in administering the Plan and may be viewed and printed by the Participant for attachment to the Participant’s copy of this Grant Notice. The Participant represents that the Participant has read and is familiar with the provisions of the Performance Units Agreement and the Plan, and hereby accepts the Award subject to all of their terms and conditions.

BIGCOMMERCE HOLDINGS, INC.	PARTICIPANT

By:	###PARTICIPANT_NAME###

###ACCEPTANCE_DATE###
Address:		Address:

ATTACHMENTS: 2020 Equity Incentive Plan, as amended, Performance Units Agreement and Plan Prospectus